Exhibit 99.1

1200 RIVERPLACE — BOULEVARD JACKSONVILLE, FL 32207-1809 — (904) 346-1500

April 25, 2014	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. ANNOUNCES NEW OFFICE OF THE PRESIDENT

Shared by Hunt Hawkins, Chief Operating Officer and Brian Morrow, Chief Merchandising Officer

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) announced today that its Board of Directors has created the Office of the President and have appointed D. Hunt Hawkins and Brian R. Morrow to share that office. Both will continue to report to Jay Stein, Chief Executive Officer.

“Hunt and Brian have made significant contributions in the success of the Company,” said Jay Stein, Chief Executive Officer. “Their promotions are a testament to their leadership that has built a team that has produced seven consecutive quarters of comp store gains, a dramatic departure from the achievements of past management, and reflect the confidence the Board and I have in them.”

Mr. Hawkins joined the Company in 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in 2006, to Executive Vice President/Chief Administrative Officer in 2007 and to Executive Vice President/Chief Operating Officer in 2011.

Mr. Morrow joined the Company in 2010 as Executive Vice President/Chief Merchandising Officer. Prior to joining the Company, Mr. Morrow served as Senior Vice President/General Merchandising Manager with Macy’s North/Marshall Field’s from February 2005 to May 2008 and held the same position with Mervyn’s from May 2008 to October 2008 and served as Executive Vice President/General Merchandising Manager with Macy’s West from October 2008 to May 2009.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with over 260 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com